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                                                                    EXHIBIT 99.1


[EDWARDS LIFESCIENCES LOGO]             EDWARDS LIFESCIENCES CORPORATION
                                        One Edwards Way - Irvine, CA USA - 92614
                                        Phone: 949.250.2500 - Fax: 949.250.2525
                                        www.edwards.com


NEWS RELEASE

                            Investor Contact:    David K. Erickson, 949-250-6826
                               Media Contact:    Scott Nelson, 949-250-5070

For Immediate Release


                     EDWARDS LIFESCIENCES COMPLETES SALE OF
                            BENTLEY LINE TO JOSTRA AG


         IRVINE, CALIF., SEPT. 1, 2000 -- Edwards Lifesciences Corporation (NYSE: EW) announced today that it has completed the sale of its Bentley line of cardiopulmonary products (also called "perfusion products") to Jostra AG for approximately $30 million.

         "This transaction represents a positive outcome for our two companies, as well as for customers and employees of the Bentley line of perfusion products," said Michael A . Mussallem, Edwards' chairman and CEO. "Edwards has been working very aggressively to focus our product portfolio and affect our transformation following the company's spin-off from Baxter International earlier this year. This transaction continues our progress and enables us to devote even more of our energy to pursuing future growth opportunities."

         Under terms of the agreement, Jostra, a leading European manufacturer of medical devices for open-heart surgery based in Hirrlingen, Germany, has acquired most of the assets associated with Bentley perfusion products, which are based primarily in the

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United States, Puerto Rico and Western Europe. Jostra will continue to make available the full line of Bentley products, which are used to support the heart during stopped-heart cardiac surgery, and include disposable oxygenators, blood reservoirs, and filters, as well as hardware and related products. Jostra also assumes responsibility for Edwards' perfusion products manufacturing operations in Anasco, Puerto Rico.

         Edwards retains its Macchi line of cardiopulmonary products, as well as its manufacturing facilities in Sao Paulo, Brazil and Uden, The Netherlands. Edwards also maintains distribution rights for Bentley products in Japan and most other countries outside of the U.S. and Western Europe. In addition, the agreement calls for Edwards to provide transition support to Jostra.

         Additional terms of the agreement enable Jostra to maintain Bentley's role as a preferred supplier to Edwards' worldwide perfusion services operations. Edwards is the world's leading supplier of trained clinicians, capital equipment and disposable supplies for open-heart surgery.

         Edwards Lifesciences designs, develops and markets a comprehensive line of products and services to treat late-stage cardiovascular disease. Headquartered in Irvine, Calif., Edwards focuses on cardiac surgery, critical care, vascular systems and perfusion products and services, and is a worldwide leader in tissue replacement heart valves and heart valve repair products. Additional information about Edwards Lifesciences can be found at www.edwards.com.

         This news release includes forward-looking statements that involve risks and uncertainties, including those related to targeted financial and operating objectives, technological advances in the medical field, product demand and market acceptance, and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

         Macchi is a trademark of Edwards Lifesciences Corporation.

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